CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.1

ASSET PURCHASE & EMPLOYEE TRANSFER AGREEMENT

DECEMBER 22, 2020

Sonim Technologies (India) Private Limited

Seller

and

Coforge Ltd.

Purchaser

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ASSET PURCHASE & EMPLOYEE TRANSFER AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into on the 22nd day of December, 2020,

BETWEEN:

Sonim Technologies (India) Private Limited, a company duly incorporated under the Companies Act, 1956 and having its registered at ‘Srigandha Arcade’, No. 564/564-1, 9th Cross, JP Nagar 3rd Phase, Bangalore 560 078 (herein after referred to as the “Seller”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the FIRST PART;

Coforge Ltd., a company duly incorporated under the Companies Act, 1956 and having its registered office at No. 8 Balaji Estae, Guru RaviDas Marg, Third Floor, Kalkaji, New Delhi 110 019 (herein after referred to as the “Purchaser”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the SECOND PART; and

(The Purchaser and the Seller shall be individually referred to as a “Party” and collectively referred to as the “Parties”, as the context may require).

WHEREAS:

A.

The Seller is inter alia engaged in the business of providing ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Seller specializes in workforce-critical communication and connectivity tools for industrial enterprises and public sector agencies including end customers in construction, energy and utility, hospitality, logistics, manufacturing, public safety and transportation.

B.	The Purchaser is an Indian company incorporated on and from 1992 and is engaged in providing information technology solutions to various industries on global basis.

C.

The Seller has agreed to sell and the Purchaser has agreed to purchase the Specified Assets (as defined hereinafter) free from all Liabilities on the terms and conditions of this Agreement. Furthermore, the Seller has agreed to transfer and Purchaser has agreed to employ Seller’s employees, as listed in schedule hereinafter, on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the above recitals, the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are now acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The capitalized terms used in this Agreement shall have the meanings ascribed to them at Part A to Schedule “A” to this Agreement.

1.2	Agreement shall be interrelated in a manner and on the basis of principles as provided in Part B to Schedule “A” to this Agreement.

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2.	SALE OF SPECIFIED ASSETS & TRANS.FER OF EMPLOYEES

2.1

Sale of Specified Assets. The Seller hereby agrees to sell, assign, convey and transfer, the Specified Assets free from all Liabilities and Liens to the Purchaser, and the Purchaser agrees to purchase the Specified Assets on the terms of this Agreement, at Closing. It is hereby stated that Seller also agrees to sell, assign, convey and transfer the license, access and right to use the software embedded within or installed on the Specified Assets alongside the Specified Assets.

2.2	Liabilities. All other statutory dues and liabilities relating to the Specified Assets and accruing in relation to the period after the Closing shall be discharged by the Purchaser.

2.3	Title and Risk. Subject to the terms and conditions of this Agreement, title to and risk in the Specified Assets shall pass to the Purchaser at the Closing.

2.4

Transfer of Employees: The Seller hereby agrees to transfer its employees (‘Specified Employees’) and Purchaser has agreed to offer employment to such employees on similar terms as employed while at the Seller. Such comparable tem1s offered by the Purchaser would include the following terms:

a)	No Probation Period would be insisted by the Purchaser upon on boarding Specified Employees.

b)	Cost to Company (CTC) offered by the Purchaser shall not be lower than CTC of the Specified Employees at the date of closing, as stated within Schedule F.

c)	Insurance coverage offered by the Purchaser to the Specified Employees will be comparable or better than the Insurance coverage offered by the Seller and existing at the date of closing.

The Seller agrees to settle the liability for salary, expense reimbursements, bonus, allowances, accrued leave balances, gratuity and all other sums due up to the date of closing and no liability for leave encashment or gratuity or benefits or dues before the Closing Date would be assumed by the Purchaser under this Agreement.

Details of employees who are subject matter of transfer under this Agreement is provided in Schedule F - ‘Specified Employees’. The Purchaser assures that the above terms incorporated in the employment contracts in respect of Specified Employees shall not be altered to the detriment of such employees within [***] after the date of closing.

The Seller ceases to be the employer of Specified Employees so transferred under this Agreement, upon closing and the Purchaser shall be the de facto and de jure employer of the Specified Employees from the date of closing.

Notwithstanding anything to the contrary, all duties, obligations and liabilities in respect of employment services rendered by such Specified Employees after the Closing date shall be borne and discharged solely by the Purchaser.

3.	PURCHASE PRICE

3.1

(a) Purchase Price: As the overall transaction under this Agreement is negotiated by the Parties for their mutual benefit with a view to further the business interests in accordance with their long term business strategy, it is hereby agreed by the Parties that no monetary consideration shall be due and payable by the Purchaser, for the sale of specified assets and transfer of

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employees undertaken by the Seller under this Agreement. It is further agreed between the parties that for the limited purposes of levy of taxes, the fair market value (FMV) of the assets transferred under this Agreement would be INR [***] (Indian Rupees [***]). The list of assets transferred is pending physical verification by the purchaser and in case there is any deviation between the Asset Schedule as attached to this Agreement and on completion of the physical verification, an amendment to the Asset Schedule shall be executed between both Parties.

(b) Deposit: The Seller or its affiliate agrees to make an upfront payment of non-interest bearing returnable deposit in the amount of $[***] ([***]) (hereinafter “Deposit”) with the Purchaser or its affiliate within [***] from the date of closing. Unless the deposit is forfeited by the Purchaser for breach of payment terms as agreed upon by the Parties in a separate Statement of Work (SoW), it is returnable to the Seller without making any adjustments or deductions therefrom. The deposit shall be due for repayment by the Purchaser, within [***], if this Agreement is terminated at the behest of the Seller on a premature basis or upon completion of the validity period of this Agreement. The Purchaser has right to forfeit I 00% of the Deposit paid by the Seller for breach of payment terms as agreed upon by the Parties in a separate Statement of Work (SoW) beyond thirty days from the due date of payment of the invoice.

3.2

Promise by the Seller: The Seller commits to the Purchaser a minimum value of future business volume to be transacted with the Purchaser or its affiliates, either by itself or through any of its affiliates. Such future business between the Seller and the Purchaser is expected to be separately negotiated and transacted independently, at rates agreed upon on an arm’s length basis. The Seller’s promise to the Purchaser under this Agreement shall be limited to commitment extended to the Purchaser of future business volume over the next 3 (Three) years in the amount of Seven Million One Hundred Twenty Thousand United States Dollars (7.12 Million USD) of which the Seller further commits to the Purchaser that a minimum value of Three Million and One Hundred Thousand United States Dollars (3. IO Mn USD) shall be the assured value of business in Year 1.

3.3

Taxes: The Purchaser shall be responsible for payment of all Taxes payable in respect of the sale of Specified Assets. This includes Stamp duties, GST, Income tax to be collected at source (TCS) and any other fees, cess or such other charges payable to any administrative or regulatory authority in relation to the transfer of Specified Assets as contemplated under this Agreement. The GST paid should be reflected in GSTR2A of Purchaser as per the provisions of the GST.

3.4

The Purchaser shall be responsible for regular maintenance and operating expenses in relation to Specified Assets, including but not limited to service arrangements, lease rentals, AMCs, license fees, subscription fee for software, maintenance contracts, security arrangements, janitorial services etc., which may be incurred post the date of closing. The Seller agrees to put [***] to ensure the transition of vendor contracts (as specified in Schedule H) to the Purchaser to ensure continuity of business on a seamless basis. It is agreed between the Parties that that such regular maintenance and operating expenses are on an average USD [***] per month, till May 2021. Any costs over and above the average cost calculated from Jan 2021 till May 2021 shall be borne by Seller. The Purchaser agrees to provide detailed account of the cost overrun and the Seller must be afforded an opportunity for verifying the correctness of claim before accepting the cost overrun to be reimbursed.

3.5

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3.6

Early fulfilment of Seller’s obligations: In the event of Seller fulfilling its obligation by transacting the total business volume by the end of two (2) years from the date of closing of this Agreement, instead of 3 (three) years as contemplated in para 3.2 above, then the seller would not have any further obligation towards business volume commitment under this Agreement.

3.7

Consequences of non-fulfilment of Business Volume commitment by the Seller: The Seller and the Purchaser both agree towards achieving a minimum business volume of [***] ([***] Million USD) during the First year of this Agreement after closing. The Seller does not intend to terminate the Agreement and the commitment during the first year and intends to transact the committed volume of business with the Purchaser. However, if the Seller were to terminate or cancel the Agreement after first six months (hereinafter “Lock-down period”) within year one (1) after the date of Closing, Seller agrees to pay to the Purchaser an all-inclusive amount as premature contract termination fee which would be lower of One Million Five Hundred Thousand United States Dollars (1.5 Million USD) OR difference between the business volume fulflled by the Seller during the year and the amount of project investment expected by the Purchaser (estimated and agreed between the parties i.e. [***] Million USD) (hereinafter “Prematme Contract Termination Fees”). In the event of premature contract termination, either by payment of fee or by issue of notice, the Purchaser hereby accepts that the Seller retains its right to re-employ Specified employees back on its rolls as per the terms agreed for solicitation in Clause 8.5.

3.8

Seller’s right to re-employ the Specified Employees: In the event of non-fulfilment of business volume committed by the Seller as contemplated under para (3.2) above, the Seller insists and the Purchaser agrees to transfer Specified Employees as agreed under Clause 8.5 back to the Seller to be re-employed by the Seller.

4.	REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Purchaser that the statements contained in Part A to Schedule “B” are true and correct and shall remain true as on the Closing Date. The Purchaser represents and warrants to the Purchaser that the statements contained in Part B to Schedule “B” are true and correct and shall remain true as on the Closing Date.

The representations and warranties, and to the extent that they have not been fully performed at or prior to the Closing Time, the covenants and agreements, contained in this Agreement shall survive the Closing for the maximum period allowable under Applicable Law.

5.	CONDITIONS PRECEDENT

The obligations of the Purchaser to proceed with the Closing of the transactions contemplated under this Agreement shall be subject to the fulfilment on or before the Closing of each of the conditions precedent set out at Schedule “D” to this Agreement.

6.	CONDUCT PRIOR TO CLOSING

Conduct of business of Seller. During the period from the date of this Agreement and up to the Closing, the Seller agrees that it shall (a) carry on the Business in the Ordinary Course of Business in substantially the same manner as heretofore conducted; (b) pay its debts and Taxes when due, (c) pay or perform other obligations when due; and (d) preserve intact the Specified Assets and preserve its relationship with, customers and lessors, having business dealings with it, to the end that its ongoing ability to provide services shall be unimpaired at the Closing.

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7.	CLOSING

Subject to the fulfilment of the Conditions Precedent set forth in Schedule “D” hereto and the receipt of the Deliverables by the Purchaser set forth in Schedule “E”, the Closing will be in accordance with the terms of this Agreement. On or prior to the Closing, the Seller shall make the deliveries listed at Schedule “E” to the Purchaser.

8.	POST-CLOSING OBLIGATIONS

8.1

On and after Closing, the Seller shall be obliged to [***] deliver to the Purchaser any payment, notice, correspondence, information or enquiry in relation to the Specified Assets or transferred employees, which it receives.

8.2

The Seller and Purchaser both agree that the Seller’s Specified employees continues to have access to both Seller’s and Purchaser’s physical work locations during the term of this Agreement. The Seller continues to have umestricted access to reach out to Specified Employees during the term of this Agreement until the Specified Employee are deployed on Sonim projects. The Purchaser agrees that Specified Employees who are transferred under this Agreement could be deployed to projects other than those awarded by the Seller or its affiliates, with prior approval of the Seller’s representative in writing. Seller hereby states that such approval shall not be unreasonably withheld without valid reasons.

8.3

The Seller hereby agrees to specifically bear the cost of subscription towards Cloud Bees Accelerator Software which is expected to be due for renewal in the first quarter of year 2021. If Purchaser makes the payment for this specific software, the Seller agrees to reimburse the cost within [***] of making the payment and notifying the Seller.

8.4

The Purchaser hereby agrees to engage vendors who are providing technical man power to the Seller at the date of closing of this Agreement on the same terms and conditions and further undertakes to engage the pool of technical consultants working on the current projects at least for a period identified as last date for each of such projects. A list of such consultants along with associated vendor names and the costs of such consultants of the project is provided as part of Schedule H - Part B.

8.5

(a) Seller undertakes that it shall not directly or indirectly solicit, induce, hire, recruit or encourage any of the Specified Employees or Purchaser’s employees (hereinafter “Personnel”) to leave their employment directly or indirectly either for themselves or for any other person or entity or its affiliate or group companies or customers or client (s) during the term of this Agreement and for a period of six months thereafter. Seller agrees that in the event of a breach of this undertaking, damages may not be an adequate remedy and Purchaser may wish to apply for an injunction or other form of interlocutory relief or to take other action. Nevertheless, the Seller shall pay to Purchaser liquidated damages (as is agreed to be a genuine pre-estimate of the loss likely to be suffered by Purchaser as a result) a sun1 representing the gross amount payable to the person concerned during the last Three (3) months immediately prior to such employment but without prejudice to the other rights and remedies of Purchaser pursuant to this Agreement and at law. To pay the liquidated damages will not give the right to the breaching Party to continue the breach, i.e. the breaching Party will discontinue the breach immediately. Notwithstanding anything contained in this clause, the Seller has a right to approach the Purchaser and make a request for taking back any of the Specified employee transferred under this Agreement, during the term of the Agreement and the solicitation of employees shall be effected with mutual consent of both Parties.

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(b) In the event of an early termination of this Agreement, the Seller has the right to solicit Specified Employees working on Seller’s projects at the time of such termination. However, Specified Employees who may be ramped down as per the agreed plan shared by Seller with the Purchaser, such employees can be solicited by the Seller upto a period of three months from the date of ramp down. The Specified Employees who may be ramped down in the first three months after the Closing Date could be solicited upto a period of one (1) month after Lock-Down period.

9.	CONDITIONS SUBSEQUENT:

Within [***] days after the Closing, the Seller shall:

a.

Apply for and receive all of the Required Contract Consents on terms not less favourable than those applicable to the Seller immediately prior to Closing. All liabilities arising in relation to defaults under the Transferred Contracts due to their assignment without the Required Contract Consent shall be borne and discharged by the Seller, and the Purchaser shall not be responsible for the same.

b.

(i) It is agreed between the Parties that Lease Agreement as listed in Schedule G. l for the premises currently in the occupation of the Seller and the corresponding deposit amount shall continue to be in name of Seller. Seller shall get the defect liabilities assessed by the Landlord before the Closing Date and shall bear any liabilities accrued till the Closing Date. Post Closing, Purchaser agrees to reimburse the lease rentals at the rate of Rs. 14,30,250 (INR Fourteen lakh thirty thousand two hundred fifty only) including applicable taxes, [***], till the end of May 2021 in accordance with the lease agreement currently subsisting between the Seller and the Landlord. Seller shall seek approval from the Lessor of the Lease Agreement under Clause 17 of the Lease Agreement for the use of the property by the Purchaser till the end of term of Lease Agreement.

(ii) After the date of closing and before the expiry of the lease term, the Purchaser commits that it shall be solely responsible for any defects or damages or any other levies for violation of the terms of the lease agreement, in respect of the leased premises. The Purchaser also agrees to be bound by all the existing terms and conditions of the lease until its expiry. If Purchaser seeks any modification(s) to the structure or branding requirements that requires any specific approval by the Landlord as per the terms of the lease agreement, the Purchaser must seek [***]. The Seller would lend limited assistance for approaching the office of the Landlord in such cases.

(iii) In any event, both Seller and Purchaser agree that the lease agreement currently existing in favour of the Seller shall not be renewed after its expiry period at the end of May 2021 and the Seller is obligated to issue notice of termination in accordance with the lease agreement.

c.	Transfer the accumulated balances of the Employees to the provident fund maintained by Purchaser with the Regional Provident Fund Commissioner.

d.	Issue letters to all appropriate Governmental Authorities intimating them of the transfer of Specified Employees to the Purchaser, as may be legally required.

e.

Insurance contracts if any on which premiums have been previously paid by the Seller in respect of assets or the leased premises would be transferred in the name of the Purchaser subject to feasibility under the Insurance contract and the concurrence of the Insurer. Seller would make [***] for coordination with the insurer.

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10.	INDEMNIFICATION & LIMITATION OF LIABILITY

10.1

(a) Each Party (an “Indemnifying Party”) agrees to indemnify and keep indemnified and hold harmless the other Party (the “Indemnified Party”) from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, assessments, damages and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by, imposed upon arising from or asserted against the other Party as a result of relating to or arising out of any breach, default or non-compliance under this Agreement.

(b) Seller undertakes to indemnify and hold the Purchaser harmless against all losses which it may suffer or incur from any breach of warranties set out in Schedule B, Part A under this Agreement. The Seller undertakes to indemnify Purchaser in respect of claims by the third parties emanating in this regard only if losses or damages are finally determined by arbitration or a court of law and the Seller must be allowed to have a fair opportunity for denial of claims made and put up a defence.

10.2	Procedure for Indemnification.

a.

The Indemnified Party shall give notice to the Indemnifying Party of any claim, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have occurred.

b.	The Indemnified Party and the Indemnifying Party shall consult with each other and in good faith endeavor to resolve any claims under this Section in a mutually acceptable manner.

10.3

Other Rights and Remedies Not Affected. The indemnification rights of the parties under Section 11 are independent of, and in addition to, such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentations, breach of warranty or failure to fulfil any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission, or other injunctive relief, none of which rights or remedies .shall be affected or diminished thereby.

10.4

Except for indemnification provided in Clause I 0.1 above, none of the Parties are liable for any indirect, consequential and special losses even if the other Party is aware or made aware of such a possibility.

11.	CONFIDENTIALITY:

11.1

Each Party shall keep and procure to be kept secret and confidential all Confidential Information belonging to the disclosing Party and disclosed or obtained as a result of the relationship of the Parties under this Agreement and shall not use nor disclose the same save for the purposes of the proper performance of this Agreement or with disclosing Party’s prior written consent. Where disclosure is made to any employee, consultant, sub-contractor or agent, it shall be done subject to obligations equivalent to those set out in this Agreement and the receiving Party agrees to ensure that if disclosing Party so requests prior to such disclosure such

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employee, consultant, sub-contractor or agent (and disclosing party hereby so requests in respect of each employee or staff or consultant or agent, to the extent practicable) enters into a deed of covenant with disclosing party in the form as disclosing Party may reasonably request. The receiving Party shall use its best endeavors to procure that any such employee, consultant, sub-contractor or agent complies with such obligations. The receiving Party shall be responsible to disclosing Party in respect of any disclosure or use of such Confidential Information by a person to whom disclosure is made.

The obligations of confidentiality in this clause shall not extend to any matter which the receiving Party can show:

(a)	Is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement; or

(b)	Was in its written records prior to the Effective Date; or

(c)	Was independently disclosed to it by a third party entitled to disclose the same; or

(d)	Is required to be disclosed under any applicable law, or by order of a court or governmental body or authority of competent jurisdiction or administrative order.

The receiving Party shall take all necessary steps to ensure that any data or information which comes into its possession of control is adequately protected and in particular the receiving Party shall not use the data or information nor reproduce the data or information in whole or in part in any form except as may be required by this Agreement.

12.	TERM & TERMINATION

This Agreement shall enter into effect from the date of its execution by both the parties hereto.

This Agreement may be terminated at any time prior to Closing:

(a)	By mutual written consent of Seller and Purchaser;

(b)

By Purchaser, upon written notice to the Seller, if there has been (x) a breach of any Warranty on the part of Seller, or if any Warranty of Seller shall have become untrue in any respect, or (y) a breach by Seller of any of its covenants or agreements hereunder and such breach is not cured within Seven (7) days after notice thereof by Purchaser.

(c)

By Purchaser, in the event that Seller becomes or is declared insolvent or bankrupt, makes an assignment for the benefit of all or substantially all of its creditors, enters into an agreement for the composition, extension or readjustment of all or substantially all or of its obligations, or becomes the subject of any Proceedings related to its liquidation or insolvency or for the appointment of a receiver or similar officer.

This Agreement may be terminated after the date of closing in the following manner:

(a)

Termination by notice: The Seller may terminate this Agreement any time after (i) six months from the date of Closing by paying a Premature Contract Termination Fees; or (ii) any time after one year from the date of Closing by issuing a prior written notice of its intention to terminate the Agreement at least 90 days in advance. The Seller is absolved of all its rights and obligations upon termination except its obligation towards payment of outstanding invoices for the business commitment provided to Purchaser or its affiliates and its right of solicitation and re-employment of Specified employees as specified elsewhere in the Agreement.

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(b)

Termination for breach of payment terms: The Purchaser may terminate this Agreement anytime during the Term of the Agreement by issue of Five (5) days’ written notice, in case the Seller breaches the terms of payment agreed upon by the parties in a separate Statement of Work (SoW). Such right can be exercised by the Purchaser only if the default continues 30 days beyond payment due date of the invoice(s). The Purchaser has additional right to forfeit 100% of the Deposit paid by the Seller, for breach of payment terms agreed upon by the parties in a separate Statement of Work (SoW) by issue of Five (5) days’ written notice. Each party is responsible for its obligation of payment of applicable taxes including GST and Income Tax, on forfeiting the advance.

The Parties agree that the term of this Agreement would be valid for a period of Five (5) years from the date of closing. This extended period is provided with a practical view, to make up for the shortfall of business volume committed by the Seller, if any (per para 3.2 above) within the initial period of three (3) years and the Seller’s reimbursement obligation (per para 3.5 above) would also be extended accordingly. Notwithstanding anything contained anywhere in this Agreement, mutual rights and obligations of the Parties under this Agreement would terminate at the end of Five (5) years from the date of closing.

13.	MISCELLANEOUS

13.1

Specific Performance. The parties hereto acknowledge and agree that Damages alone would not provide an adequate remedy for any breach or threatened breach of the provisions of this Agreement and therefore that, without prejudice to any and all other rights and remedies a party may have (including but not limited to, Damages), such party shall be entitled without proof of special Damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of such provisions. The remedies set forth in this Section 13.2 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

13.2	Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assignees.

13.3	Governing Law and Jurisdiction. This Agreement shall be governed by the laws of India and subject to clause 13.3, shall be subject to jurisdiction of courts in Bengaluru, Karnataka.

13.4

Arbitration. The parties hereto irrevocably agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (including any provision of any exhibit, annex or schedule hereto) or the existence, breach, termination or validity hereof shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Arbitration and Conciliation Act, 1996. The arbitration shall be held in Bengaluru, and shall be conducted by a sole arbitrator appointed by mutual consent of the Seller and the Purchaser, or failing such agreement, such sole arbitrator shall be appointed as per the applicable rules under Arbitration and Conciliation Act, 1996. Nothing in this Section 13.4 shall prevent the parties from obtaining relief from a court of competent jurisdiction in the form of provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof). Any request for such provisional measures by a party to a court shall not be deemed a waiver of this agreement to arbitrate. Parties hereby agree that in case of any dispute, they would first exhaust Arbitration as a remedy before approaching court(s) of competent jurisdiction.

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13.5

Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand; (ii) on the date of transmission when set by facsimile transmission during normal business hours with telephone confirmation of receipt; (iii) three (3) days after dispatch when sent by a reputable courier service that maintains records of receipt; or (iv) seven (7) days after dispatch when sent by first class or airmail letter, provided, however, that in any such case, such communication is addressed to the address as provided in Section 13.5. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

a.	If to Seller
(i)	Name: [***]
(ii)	Address: [***]
(iii)	Attention: [***]
(iv)	Email: [***]

               [***]

b.	If to Purchaser: [***]
(i)	Name
(ii)	Address: [***]
(iii)	Attention
(iv)	Email

or to such other addresses any party shall have designated by notice in the foregoing manner to the other parties.

13.6

Amendments and Waivers. This Agreement may be modified, supplemented or amended only by a written instrument executed by the parties hereto. No waiver of any provisions, condition or covenant of this Agreement shall be effective as against the waiving party unless such waiver is in a writing signed by the waiving party. Waiver by a party as provided in this Section 13.6 shall not be construed as or constitute either a continuing waiver of such provision, condition or covenant or a waiver of any other provision, condition or covenant hereof. The failure of any party at any time to require performance by the other party of any provision, condition or covenant of this Agreement shall in no way affect its right thereafter to enforce the provision, condition or covenant or any other provision condition or covenant.

13.7

Severability. If any covenant or provision hereof its determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provisions of this Agreement are so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than over-breadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the patties hereto to the maximum extent possible, consistent with law and public policy.

13.8

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Purchaser upon any breach or default of Seller under this Agreement, shall impair any such right, power or remedy of Purchaser nor shall it be construed to be a waiver of any such breach

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or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit consent or approval of any kind or character on the part of Purchaser of any breach or default under this Agreement, or any waiver on the part of Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to Purchaser, shall be cumulative and not alternative.

13.9

Expenses. Irrespective of whether the Closing is effected, [***] shall pay all costs and expenses [***] with respect to the negotiation, execution, delivery and performance of this Agreement. Seller is entitled for [***].

13.10

Independent Rights. Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

13.11

Entire Agreement. This Agreement (together with the Disclosure Schedule, the Schedules, and the other agreements expressly identified in this Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understanding of the parties, oral and written, with respect to such subject matter.

13.12

Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

13.13	Survival. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

[FOLLOWING THIS PAGE IS THE EXECUTION PAGE]

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IN WITNESS, the Parties have executed this Asset Purchase and Employee Transfer Agreement as of the date first written above.

SELLER:		PURCHASER:

Sonim Technologies (India) Private Ltd.		Coforge Ltd.

By:	/s/ Prashanth Makonahalli	By:	/s/ Madan Mohan
Name:	Prashanth Makonahalli	Name:	Madan Mohan
Title:	MD India Development Center	Title:	Executive Vice President
Address: ‘Srigandha Arcade’, No. 564/564-1, 9th Cross, JP Nagar 3rd Phase, Bangalore 560 078		Address: # 8 Balaji Estate, Guru Ravi Das Marg, 3rd Flr, Kalkaji, New Delhi 110 019

Authorised Signatory		Authorised Signatory

Witness		Witness

Arun Khurana, Head of Operations, India Development Center		Milan Gandhi, Vice President

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SCHEDULE “A”

PART A- DEFINITIONS

1.	“Agreement” shall mean this Asset Purchase and Employee Transfer Agreement, including its schedules and annexure.

2.

“Applicable Law” shall mean any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, judgment, award, permit, license, authorization, directive requirement, agreement with, or by a Government Authority.

3.	“Closing” shall mean January 04, 2021 or such other date that the parties may mutually decide in writing, for transfer of the Specified Assets and Transfer of Employees.

4.

“Damages” shall mean all claims, demands, actions, causes of action, assessments by a Government Authority, losses, Proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.

5.

“Governmental Authority” shall mean any administrative agency, commission, court or other governmental or regulatory authority or instrumentality, whether central, state, local or municipal or judicial, quasi-judicial or administrative forum, including but not limited to, ministries and departments of the Government of India, and Tax authorities.

6.

“Liabilities” shall mean any obligation, liability or indebtedness of any kind, character or description, whether absolute, contingent, accrued, liquidated, unliquidated, known, unknown, executory or otherwise, and shall include but not be limited to the following, in relation to the Business:

(a)	All liabilities relating to Taxes and statutory dues in respect of the period prior to the Closing;

(b)	All obligations with respect to the Employees arising out of or relating to their employment with the Seller prior to the Closing;

(c)	All borrowings and indebtedness of the Seller, and amounts payable by the Seller to banks;

(d)	All litigation liabilities for claims pertaining to or arising from any date prior to the Closing;

(e)	All obligations under any, or liability of the Seller with respect to any breach of, any contract or other agreement prior to or on the Closing; and

(f)	All obligations to the STPI and customs authorities, including liabilities relating to non-fulfilment of export obligation.

7.

“Lien” shall mean any pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, right of first refusal, conditional sale agreement, restriction, easement, option, and any security or similar agreement of any kind or nature whatsoever.

8.

“Material Adverse Effect” shall mean the occurrence or reasonably likely occurrence of any event, change, circumstance or effect that individually or in the aggregate (taking into account all other such events, changes, circumstances or effects), is or is reasonably likely to (A) have a material adverse effect to the financial conditions, operations or prospects of the use of Specified Assets, or (B) materially hinder or delay Seller’s ability to consummate the transactions contemplated herein, or (C) materially hinder Purchaser’s ability to own and/or operate the Specified Assets substantially in the manner previously conducted following the Closing.

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9.

“Ordinary Course of Business” shall mean the ordinary course of business and usage of Specified Assets consistent with past custom and practice (including with respect to quantity and frequency), but only to the extent consistent with Applicable Law and the custom of entities engaged in the same business as the existing business of Seller.

10.	“Proceeding” shall mean any action, suit, charge, hearing, claim, legal quasi-judicial, administrative, regulatory, arbitration or other alternative dispute resolution proceeding or investigation.

11.	“Required Contract Consents” shall mean the consents set out in Schedule “H” that are required for assignment and transfer of the Transferred Contracts to the Purchaser.

12.

“Specified Assets” shall mean all property, assets, benefits and rights of the Seller relating to, (a) the licensed property (building and structures) set out at Schedule “G.l” , (b) the moveable assets, vehicles, furniture and fixtures, equipment and inventory set out at Schedule “G.2”, (c) the intellectual property rights and other intangibles described at Schedule “G.3”, (d) the customers of the Business listed at Schedule “G.4”, (e) the all contracts relating to the Business listed at Schedule “G.5”, (f) the right, obligation, liabilities of all permits, licenses and approvals relating to the Specified Assets listed at Schedule “G.6, (g) the insurance policies relating to the Specified Assets listed at Schedule “G.7”;

13.

“Specified Employees” shall mean all such Employees whose employment contracts the Purchaser assumes from the Seller effective from the Closing Date and who are as set out in Schedule - F (Part A) hereto.

14.

“Tax” and, collectively “Taxes” shall mean any and all foreign, central, state, municipal and local (or equivalent) taxes of any country, assessments and other governmental charges, customs duties, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits sales, service, use and occupation, and value added, ad valorem, stamp duty, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

15.

“Transaction Agreements/ Transaction Documents” shall include the following: (a) receipts/ Protocol evidencing transfer of the moveables relating to the Specified Assets by way of delivery, (b) assignment deeds for assignment and transfer of the intellectual property set out in Schedule G.3, (c) license agreements for grant of perpetual and royalty-free license in respect of the intellectual property rights, and (d) such other deeds, documents, instruments, certificates, receipts and writings as may be necessary or expedient for consummating the transactions contemplated under this Agreement.

16.	“Transferred Contracts” shall mean all of the contracts relating to the relating to the Specified Assets listed at Schedule “G.5’’.

17.	“Warranties” shall mean the representations and warranties set out m Section 5 of the Agreement.

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PART B- INTERPRETATION

In this Agreement:

1.	Words denoting any gender shall be deemed to include all other genders;

2.	Words importing the singular shall include the plural and vice versa, where the context so requires;

3.	The terms “hereof’, “herein”, “hereby”, “hereto” and other derivatives or similar words, refer to this entire Agreement or specified Sections of this Agreement, as the case may be;

4.	Reference to the term “Section” or “Schedule” or “Annexure” shall be a reference to the specified Section or Schedule or Annexure of this Agreement;

5.	Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in a permanent visible form.

6.

The term “directly or indirectly” means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

7.	All headings and sub-headings of Sections and Schedules, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

8.

Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the Effective Date, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

9.	Reference to the word “include” or “including” shall be construed without limitation;

10.	The Schedules/ Annexure hereto shall constitute an integral part of this Agreement;

11.	Terms defined in this agreement shall include their correlative terms;

12.	[***];

13.

References to the knowledge, information, belief or awareness of any ·Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information which would be expected or required from a Person of ordinary prudence;

14.

The Parties acknowledge that they and their respective counsel have read and understood the terms of this Agreement and have participated equally in the negotiation and drafting. No provisions of this Agreement shall be interpreted in favour of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof;

15.

All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;

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16.	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

17.

Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in the Schedule shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

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SCHEDULE “B”

PART A: SELLERS’ REPRESENTATIONS & WARRANTIES

1.

Incorporation of the Seller. The Seller is incorporated and validly existing under the laws of India. The Seller is duly registered, licensed or qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties and Assets owned or leased or the nature of its business makes such registration, licensing or qualification necessary. The Seller has the corporate power and capacity to carry on its Business as it is currently conducted and to own or lease its property and assets.

2.

Corporate Power and Authorization. The Seller has the corporate power and capacity to carry on its business as it is currently conducted, to own and lease its property and assets, and to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The Seller has taken all necessary corporate and shareholder action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which such party is a party. This Agreement has been duly executed and delivered by the Seller.

3.

Enforceability. This Agreement is a legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the usual exceptions as to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights and the availability of specific performance, injunctive relief, or other equitable remedies. At the Closing Time, each of the Transaction Documents to which the Seller is a party will be a legal valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the usual exceptions as to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights and the availability of equitable remedies.

4.

Right to Sell Purchased Assets. The Seller is the sole registered and beneficial owner of the Assets with good and marketable title thereto, and on the Closing Date, the Purchased Assets shall be free of all Encumbrances. There are no agreements or restrictions which in any way limit or restrict the transfer to the Purchaser of any of the Assets.

5.

Transfer of Employees. The Seller hereby warrants that (a) Specified Employees have a valid and legally binding contract of employment with itself as of the date of closing (b) Specified Employees were employed after reasonable scrutiny, due diligence and performance of adequate background checks (c) Specified employees have no claims against the Seller and vice versa, in any manner whatsoever (d) Specified employees have no pending claims or proceedings of civil or criminal nature against the Seller including claims in relation to sexual harassment at work place (e) There are no agreements or restrictions which in any way limit or restrict the transfer to the Purchaser of any of the Specified Employees. (f) There are no outstanding enquiries, complaints or internal proceedings in relation to Specified employees as regards fraud, embezzlement, misappropriation of assets, violation of code of business ethics and sexual harassment at work place.

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6.

Non-Contravention. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Seller, and the completion by the Seller (or any Affiliate of the Seller, as the case may be) of the transactions contemplated by this Agreement and the Transaction Documents, do not and will not:

6.1.	contravene any provision of the charter documents, by-laws or any shareholders agreement of the Seller;

6.2.

result in a material violation or material breach of, or constitute a material default or give rise to any termination rights under any Transferred Contract or permit pertaining to the Specified Assets;

6.3.	give rise to any indebtedness in favor of any Person, with respect to the Specified Assets;

6.4.	result in a breach or contravention of any Applicable Law or any order, judgment or decree of any court or Governmental Authority;

6.5.	give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any Permit which could materially affect the ownership or use of any of the Specified Assets;

6.6.

result in the imposition of, give rise to or trigger any Encumbrance upon any of the Specified Assets, or restrict, hinder, impair or limit the ability of the Seller to use any of the Specified Assets;

6.7.	cause the Seller to lose any Intellectual Property Rights necessary for use or operation of the Specified Assets.

7.

Consents and Approvals. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required by the Seller in connection with the execution, delivery or performance of this Agreement and the Transaction Documents or the completion of the transactions contemplated by this Agreement and the Transaction Documents as the case may be.

8.

Financial Statements. The Financial Statements: (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Seller; (ii) in respect of the Seller have been prepared in accordance with Indian GAAP applied on a consistent basis throughout the periods indicated; and (iii) fairly, completely and accurately present in all material respects the financial position and assets owned by the Seller.

9.	Taxes.

9.1.

The Seller has duly filed all material Tax Returns required to be filed by it when due, or received a valid extension, in accordance with Applicable Laws, and all such tax returns are true, correct and complete in all material respects.

9.2.	The Seller has duly and timely paid all Taxes, including Taxes which are capable of forming or resulting in a lien on the Specified Assets or of becoming a liability or obligation of the Purchaser.

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9.3.	There are no outstanding Tax liens that have been filed by any Governmental Authority against any of the Specified Assets.

9.4.

The Seller has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency which may result in or adversely affect completing the transaction contemplated under this Agreement.

9.5.

There are no actions, suits, proceedings, audits, investigations, enquiries, reassessments or claims pending against the Seller in respect of the Specified Assets, nor has any such event been asserted or threatened against the Seller.

10.

Contracts. The Seller is not a party to or bound by or subject to any Transferred Contract that may result in a claim in respect of any of the Specified Assets as a result of entering into this arrangement with the Purchaser or which may terminate any necessary licenses or proprietary rights necessary for operation of the Specified Assets.

11.	Compliance with Laws. The Seller is in compliance with all Applicable Laws with respect to the ownership of the Specified Assets.

12.	Absence of Certain Changes or Events. The Seller has not, since the Financial Statement date:

12.1.	conducted sold, leased or otherwise disposed of, or permitted an Lien on, any Assets.

12.2.	incurred or suffered any damage, destruction or loss, by fire or other hazard, to any of the Specified Assets, whether or not covered by insurance;

12.3.	waived, released or cancelled any rights or claims with respect to the Specified Assets;

12.4.	commenced, participated or agreed to commence or participate in any bankruptcy, involuntary liquidation, dissolution, winding up, insolvency or similar proceeding;

13.

Specified Assets in Good Condition. All the Specified Assets being sold by the Seller are in good operating condition and in a state of good maintenance and repair having regard to the use to which the assets are put and the age thereof, subject to regular wear and tear.

14.

Litigation and Other Proceedings. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any Governmental Authority; or any similar matter or proceeding (collectively “proceedings”) against or involving any of the Specified Assets. To the Seller’s Knowledge, no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or order of any Governmental Authority to which any of the Specified Assets may be subject.

15.	Books of Account. The books and records of the Seller maintained in respect of the Specified Assets accurately and timely record all existing Specified Assets of the Seller.

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PART B: PURCHASER’S REPRESENTATIONS & WARRANTIES

1.	Incorporation of the Purchaser. The Purchaser is incorporated and validly existing under the laws of India.

2.

Corporate Power and Authorization of the Purchaser. The Purchaser has the corporate power and capacity to enter into and perform its obligations under this Agreement. The Purchaser has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transaction documents to which the Purchaser is a party. This Agreement has been duly executed and delivered by the Purchaser. At the Closing, each of the transaction documents to which the Purchaser is a party will be duly executed and delivered by the Purchaser.

3.

Enforceability against the Purchaser. This Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. At the Closing, each of the transaction documents to which the Purchaser is a party will be a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the usual exceptions as to applicable laws.

4.

Non-Contravention by the Purchaser. None of the execution, delivery or performance of this Agreement or the transaction documents by the Purchaser will contravene any provision of its prior existing material agreement, obligation or instrument to which it is a party or by which it is bound nor will contravene in any material respect any Applicable Law that would prevent or significantly impede the purchase of the Assets by the Purchaser.

5.

Consents and Approvals. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement or the transaction Documents by the Purchaser.

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SCHEDULE “C”

[***]

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SCHEDULE “D”

CONDITIONS PRECEDENT

1.

Representations and Warranties. The representations and warranties of the Seller contained in the Agreement shall be true in all respects at and as of the Closing with the same effect as if made at and as of the Closing.

2.

Board resolution of Seller. The board of directors of the Seller shall have passed a resolution approving the execution of this Agreement authorising the consummation of the transactions under this Agreement and the Transaction Agreements.

3.

Performance. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.

Instruments. All deeds, instruments and documents provided by the Seller required to carry out this Agreement or incidental hereto shall be in from and substance reasonably satisfactory to the Purchaser.

5.

No Restraint. No action, suit, investigation, or Proceeding by or on account of any Governmental Authority shall have been instituted or threatened to restrain or invalidate the transactions contemplated by this Agreement.

6.	No Material Adverse Effect. No event or circumstance shall have occurred or shall be likely to occur which has or is likely to have a Material Adverse Effect on the Specified Assets.

7.	Conduct of Business in the Ordinarv Course. The business and operations of the Specified Assets shall have been conducted in the Ordinary Course of Business up to and including Closing.

8.	Closing Deliveries. The Seller shall have made or stand willing to make all the deliveries to the Purchaser described in Schedule E of the Agreement.

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SCHEDULE “E”

[***]

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SCHEDULE “F”

[***]

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SCHEDULE “G”

[***]

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SCHEDULE “H”

[***]

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